Bitesize

Bitesize helps companies drive sales with interactive text message conversations.


// HANDSTACK
Mission
Drive sales with genuine text message conversations
Inc.
GIGAOM
Campaigns &Elections

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$99.00 minimum investment

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Introducincg Bitesize

Bitesize brings fun and entertaining bitesize content to consumers everywhere. With Bitesize, brands can have an interactive conversation with any consumer of their choice, build a meaningful relationship, and drive sales. Today's consumers crave for something far more meaningful than a personalized email or webpage - they crave for real conversations with the brand. For a long time, scaling personal interactions was nearly impossible. With Bitesize, marketers can finally provide a genuine 1-on-1 conversation experience to millions of consumers.

In early 2014, now Bitesize founder Jessica Lee was a community organizer like Barack Obama used to be. In order to bring people to political marches, she needed a powerful way to beat the noise on newspapers and Facebook and directly speak to their heart. The task at hand was especially important because Jessica was fighting for her own cause, being an undocumented immigrant fighting for a path to citizenship. She bowed to find a powerful way of reaching people that has never been done before. The result is an entirely new kind of text messaging platform.


How we transform marketing
30% US mobile users
+
Two-way text messaging
=
The new Millennial text marketing
With data and targeting capabilities, we enable businesses to use text messaging like social media and google ads.
Ability to scale two-way conversations helps text messages drive conversions and sales.

“Bitesize is a game changer. Texting cuts through the noise. Plus, we have a lot of fun doing it” - Marty Stone, Stones Phones

Once a tool made for political causes, Bitesize is now at the frontline of transforming mobile marketing space with brands such as Universal Studios, Legendary Entertainment, Eaze, and DoorDash, in addition to past political clients such as Planned Parenthood, California Governor Jerry Brown, Stones Phones, and LA Mayor Eric Garcetti, and Sierra Club.

Bitesize overcomes two important challenges in text message marketing - data and context. Until now, text message marketing was known to be spammy and robotic. Brands would often send the same text messages to consumers, without being able to know where they were at the time of receiving the text message and what they were interested in receiving. Bitesize brings context into text marketing by profiling the phone numbers of over 30% US mobile users. We allow brands to target exactly the right audience based on the person’s interest and location.


Talk to 100,000 customers in 15 min.
808-239-3023
Aloha, are you currently looking for better auto insurance options?
Maybe can you help?
We can get you an instant quote here to save you more money: http://bit.ly/firstRepublic
Ok. I have a question about my quote
Targeting auto dealership visitors 1-2 days after their visit
Getting the buy in
Driving conversion
Getting closer to closing in just one conversation
Awareness
Consideration
Conversion

Bitesize is not just a text messaging company. Bitesize is changing the face of mobile marketing. We are retrofitting a medium that was traditionally for archaic customer support and reinventing it as the next form of digital media. Join us.

The Market

Text messaging is the next new channel for marketers whose performance is plateauing on ad networks, google Ads, and Facebook. Bitesize is not competing with traditional SMS markets whose usage is limited to mass texting and customer support. Bitesize is targeting digital marketers at brands and agencies whose goal is to bring new revenue through digital and mobile channels. The total available market for traditional SMS marketing is relatively small compared to mobile marketing. Traditional SMS marketing is often designed for retention and is considered a cost center, whereas mobile marketing is designed for revenue generation. Bitesize text messages are mobile marketing messages that bring revenue to the brand.

It’s a huge opportunity.

Top Down:
A2P Messaging
$55.4 B

Bottom Up:
266MM cell phone users
x 10 brands
x weekly text
x $0.10 per text =
$51.8 B

In 2014, premium A2P (Application to Phone) and P2A (Phone to Application) messaging market was $55B, and it is projected to reach $71B by 2021. Out of the world’s total 7.4B mobile connections, 3.6B are associated with not-smartphones meaning text message still reaches almost twice as many customers as any other mobile marketing medium. However, only 16% of all SMS exchanges in the world are with businesses, leaving an ample opportunity for Bitesize to expand text marketing. Bitesize is the first mover in this space.

There are 2 types of solutions currently available in the market: one-on-one messaging system (Hustle, Trumpia, Zipwhip) and mass texting system (ezText). None of these solutions tackle the heart of the problem: ability to scale one-on-one interaction without making it seem spammy and robotic. Bitesize helps B2C brands reach new audience, increase conversion, and drive revenue.

Competition

	HANDSTACK	Hustle
Peer-to-Peer texting	Yes	Yes
Access to Data	Yes	No
Scalable for Enterprise	Yes	No

Success So Far

Bitesize's private beta launched in June 2016 with an aim to gather initial user feedback and data. We have since had another 200 requests for beta access with absolutely no marketing effort.

4M+ reached to date



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Some of our recent milestones:

- Closed our largest deal to date $150k
- Completed a pilot with a leading San Francisco gaming company 2Q 2017
- Featured on GigaOm in 4Q 2016
- Graduated from 500 Startups Accelerator in 2Q 2016

Bitesize is a powerful peer-to-peer text messaging platform and layer that enables brands to have millions of conversations in minutes. Our platform groups and displays replies by their content, so that you can reply to multiple people at once. Bitesize is fully TCPA compliant. Bitesize is a manual texting platform that does not require opt-in, making it easier to build relationship with consumers.

Our Email-to-Phone retargeting tool helps companies to stop worrying about low email open rates and start converting more customers on text messaging. Using our Email-to-Phone product, companies without a significant phone list can build out a text messaging program in just a few days.

Our ReachSafe product helps companies find the right people, whether it's auto buyers in market, investors looking for opportunities, or dog owners in Los Angeles. Our clients' text messaging program has been so effective that we have seen a conversion rate as high as 30% and opt-out rates lower than 3%. Text messaging with Bitesize is so popular that it instantly became one of our resellers' top 3 revenue generator.



Case Study
Drive sales conversions
Goal Reach 1MM people directly on text messaging and raise awareness for the release of the movie Warcraft.
Solution Retargeted the client's 2MM person email list, getting 50% match yield. Launched 1MM person text campaign.
Results Reached 1MM people in just 2 days, capturing undivided attention on text messaging.
Achieved 95% open rate and a much higher CTR to ticket purchase page than previous social media campaigns.
(414) 234-2342
WARCRAFT
Hello from the Warcraft Movie team. You are one of the chosen few invited to join the fight today. Will you lead the Horde or Alliance to victory? (Horde / Alliance)
Alliance to victory!
Let the battle begin... http://fandan.co/warcraft

Business Model

We've proven our potential.

Revenue Model	Cost per text
Revenue	$280k from pilot campaigns (last 8 months)
Top Verticals	Entertainment Retail Politics

Bitesize uses a simple Saas delivery and annual pricing model.

Pricing tiers are based on:

- Number of Text Messages
- Number of Contacts

Volume pricing is available for Enterprise clients.

Team



Jessica Lee Founder and CEO

Jessica is a technical founder and CEO of Bitesize. As a former national community organizer, she has a first hand understanding of digital marketing and communication at a large scale. She was featured on Inc Magazine and USA Today for her work. She founded Bitesize on a mission to scale genuine human interactions. She is backed by 500 Startups, one of the most prestigious funds from Silicon Valley. Jessica holds a dual B.S. in Physics and Political Science from Bryn Mawr College.

Joseph Hendren Marketing

Joe leads marketing at Bitesize. He has an in-depth experience in MarTech with a focus on Identity Management and Marketing Automation where he saw there was a significant untapped marketing channel of SMS that has yet to be appropriately leveraged. He is excited to help shape the future of SMS messaging for marketing teams to connect with customers all across the globe. He grew up in Southern California as a competitive soccer player. After dipping his toe in Real Estate, he moved to San Francisco to pursue a passion in tech and in sales. Interesting fact: Joe has licences in Real Estate, Mortgages, and Personal Training.

Kassondra Dyebo Sales

Kassondra Dyebo leads sales at HandStack. She is an all-star entrepreneur who earned distinction for winning the best new Entrepreneur of Montreal in year 2010. She launched a B2B e-commerce company for fashion designers and retail boutiques, securing more than 200 clients herself. She traveled extensively across North America, Latin America, UK, Europe, Asia Pacific, Tokyo, Japan, and Middle East regions to work with teams on various trade shows.

Be a part of Bitesize

This is a side-by-side offering of common stock, under registration exemptions 4(a)(6) and 506(c), in HandStack P.B.C., doing business as Bitesize. Up to $53,500.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by January 2, 2018 at 4:00pm ET. If the total doesn't reach its *target*, then your money will be refunded. Bitesize may issue additional securities to raise up to $107,000, the offering's *maximum*.

$0 raised

$10,000 target $107,000 maximum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

Financials

The proceeds will be utilized to increase the revenue of the Company. They will be allocated for the expansion of the salesforce, and for scaling product development to support an increased number of customers.

Bitesize's official name is HandStack P.B.C., so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

Bitesize's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

- Latest offering statement

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.